UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report:

(Date of earliest event reported)

February 6, 2008

Blue Holdings, Inc.
(Exact name of registrant as specified in charter)

Nevada
(State or other Jurisdiction of Incorporation or Organization)

000-33297	88-0450923
(Commission File Number)	(IRS Employer Identification No.)

5804 E. Slauson Ave., Commerce, CA 90040
(Address of Principal Executive Offices and zip code)

(323) 725-5555
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02  Termination of a Material Definitive Agreement.

On February 6, 2008, Antik Denim, LLC (“Antik”), a wholly-owned subsidiary of Blue Holdings, Inc. (the “Registrant”), entered into a Termination and Release Agreement with North Star International, Inc. (“North Star”), pursuant to which the parties terminated that certain License Agreement effective as of October 1, 2006 and amended on April 25, 2007, under which Antik granted to North Star the right to, among other matters, develop, manufacture and distribute, throughout the world (other than the European Union and other European countries), knit and headwear apparel utilizing or otherwise based on Antik’s Antik Denim trademark.  Under the Termination and Release Agreement North Star has the right to sell off any of its existing on hand inventory, and pending orders, to the extent previously approved in writing by Antik, and to the extent North Star abides by certain procedures set forth in the Termination and Release Agreement.

Each of Antik and North Star released the other party from any and all claims, suits and causes of action, whether known or unknown, arising out of the License Agreement or its termination, except in all cases for any and all obligations arising under the Termination and Release Agreement.  In consideration for the prior amendment of the License Agreement, Antik agreed to pay North Star, or its designee, $80,000 within 90 days of the date of the Termination and Release Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Blue Holdings, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Blue Holdings, Inc.

Date: February 12, 2008	By:	/s/ Larry Jacobs
Larry Jacobs, Chief Financial Officer